EXHIBIT 21.1
BOVIE MEDICAL CORPORATION
SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Bovie Holdings, Inc.	Delaware
BVX Holdings LLC	Delaware
Apyx Bulgaria EOOD	Bulgaria